Exhibit 10.16

August 18, 2012

Abraham Pucheril

[            ]

Dear Abraham,

On behalf of Casa Systems, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1)     You will be employed to serve on a full-time basis as Vice President of Worldwide Sales, effective August 20, 2012. In this role, you will report to the CEO of the Company or a senior operational executive designated by the CEO, and will be responsible for worldwide sales except China; plus such other duties as may from time to time be assigned to you by the Company.

2)     Your total compensation includes base salary, management bonus, sales bonus, and stock options. Your starting cash compensation is specified below, subject to taxes and other withholdings as required by law. Such compensation may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. All compensations are in US dollars.

a)	Base Salary: $19,167 per month, which annualized is equivalent to $230,004 dollars.

b)	Management bonus of $30,000 per year depending on the performance of the Company and the performance of your management duties evaluated during the first quarter of the following year

c)	Sales bonus: Target sales bonus is $60,000 per quarter (3-month period) payable quarterly, which is equivalent to $240,000 when annualized.

i)	Your sales bonus for 2012 is specified below:

For the remaining period in Q3 2012, you will be paid the target bonus prorated based on the number of days you work

For Q4, 2012, your sales bonus are based on: 1) sales revenue to Liberty Global Inc. and all its subsidiaries on target sales revenue of $5,000,000; 2) company on target sales revenue of $15,500,000.

(a)	LGI Accounts Q4 Revenue/$5,000,000*$30,000

(b)	(LGI Accounts Q4 Revenue-$5,000,000)/$5,000,000* $30,000*1.5

(c)	Company Q4 Revenue/$15,500,000*$30,000

(d)	(Company Q4 Revenue-$15,500,000)/$15,500,000* $30,000*1.5

(e)	Revenue is recognized when products are shipped according to GAAP

ii)	Your sales bonus in 2013 will be calculated based on sales revenue worldwide except China with the target revenue determined by the Company and its Board

3)     You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.

4)     Subject to the approval of the Board of Directors of the Company, the Company may grant to you an incentive stock option (the “Option”) under the Company’s Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of sixty thousand (60,000) shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

5)     You will be eligible for a maximum of fifteen (15) days of vacation per calendar year subject to proration to your date of hire and to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of .8333 day per month that you are employed during such calendar year.

6)     You will be required to execute an Assignment, Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as a condition of employment.

7)     You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

8)     In accordance with federal law, you will be required to provide the Company with documentation of your identity and eligibility to work in the United States. You agree to provide to the Company, within three days following your hire date, such documentation, as required by the Immigration Reform and Control Act of 1986. This documentation can be a U.S. Passport or a valid driver’s license and a U.S. birth certificate or U.S. Social Security card. Please refer to the I-9 Form enclosed for all other types of acceptable documentation. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

9)     This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of “employment at will”, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the initial terms of your employment with the Company as set forth in this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me or Diane Brown, Director of Human Resources. If you do not accept this offer by August 20, 2012 this offer will be revoked.

Please plan on being available at 9:30 a.m. on your first day of employment for orientation with Diane Brown, Director of Human Resources. Your manager will be available following orientation to assist you with your initial introduction and assimilation to Casa Systems.

Very Truly Yours,

By:	/s/ Jerry Guo
Name: Jerry Guo
Title: President & CEO

The foregoing correctly sets forth the initial terms of my at-will employment by Casa Systems, lnc.

/s/ Abraham Pucheril	Date:	Aug 20/2012
Name: Abraham Pucheril

Enclosures:
Assignment, invention and Non-Disclosure Agreement	1-9 Form
Non-Competition and Non-Solicitation Agreement	Benefit Summary Sheet